EXHIBIT 21.1

                           Subsidiaries of Registrant


1.       Bonneville Fuels Corporation
a.       Bonneville Fuels Marketing Corporation
b.       Bonneville Fuels Operating Corporation
c.       Bonneville Fuels Management Corporation
d.       Colorado Gathering Corporation

2.       Bonneville Pacific Services Company, Inc.
a.       Cogeneracion de Navojoa  S.A. de C.V. (CONAV)
b.       Proveedora de Energia Servicios y Conexos, S. de R.L. de C. V. (PESCO)

3.       Bonneville Nevada Corporation

4.       Bonneville Las Vegas Corporation

5.       Nevada Cogeneration Associates #1

6.       Nevada Cogeneration Associates #3

7.       Bonneville McKenzie Energy Corporation